Exhibit 99.1

Cannae Holdings, Inc. Announces Termination of Previously Announced $75 Million Forward Purchase Agreement and New Equity Backstop Commitment of Up to $200 Million in Trebia Acquisition Corp. and System1 Business Combination

~Trebia Acquisition Corp. to Combine with System1, a Leading Omnichannel Customer Acquisition Platform~

~William P. Foley, II to Join the Newly Combined Company’s Board of Directors~

Las Vegas, June 29, 2021 – Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) today announced that the Company, in conjunction with the announced Trebia Acquisition Corp. (NYSE: TREB, TREB WS) (“Trebia”) and System1 (“System1”) business combination, has terminated its previously announced $75 million forward purchase agreement and agreed to an equity backstop commitment of up to $200 million in the combined company with 50% of this commitment being applied against the first $200 million of Trebia stockholder potential future redemptions and the next $100 million applied against Trebia stockholder potential future redemptions beyond $200 million, if any. Cannae will retain its approximately 15% indirect economic interest in the outstanding founder shares of Trebia.

William P. Foley, II, Chairman of Cannae, commented, “We are very excited to participate in the combination of Trebia and System1 given the opportunity set that we see ahead for the combined company. System1 is differentiated in the digital marketing sector given its significant scale and diversification across the full spectrum of advertising verticals. This has allowed the company to deliver impressive growth across multiple industry verticals and market environments. Given the company’s position and outlook, I am pleased that we have the opportunity to partner with this exciting business.”

Transaction Overview

The transaction is anticipated to provide approximately $175 million1 of cash to System1's balance sheet2. These proceeds will be used to continue to fund System 1’s growth initiatives, invest in System1’s RAMP platform, and for acquisitions.

●	The $518 million of cash held in Trebia’s trust account is backstopped by the $200 million equity commitment from Cannae, together with $218 million of the Bank of America debt commitment, which will be utilized as a backstop for potential future redemptions by Trebia public stockholders. This, in conjunction with the potential for management to roll additional equity, creates a 100% backstop for potential future redemptions.

●	Holders of a significant majority of equity of System1 and Protected.net have committed to roll their equity into the combined company.

●	The post-money enterprise value of the combined company is $1.4 billion at the $10.00 per share price[2].

●	Michael Blend, System1’s Co-Founder & CEO, and Tridivesh Kidambi, its CFO, will continue in their current roles along with the rest of the System1 executive team.

1 Assuming $325mm of debt

2 Assuming no redemptions by Trebia Stockholders

●	Michael Blend will remain Chairman of the Board of System1 and will be joined by William P. Foley, II and Frank R. Martire, Jr. after the transaction closes. The company expects to add up to 4 more directors in the upcoming months.

The boards of directors of both System1 and Trebia have approved the proposed transaction, subject to, among other things, the approval by Trebia’s stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

Additional information on Cannae’s $200 million equity backstop agreement will be provided in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission and available at www.sec.gov.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Trebia with the Securities and Exchange Commission and available at www.sec.gov.

The transaction is expected to close in Q4 of 2021.

About Cannae Holdings, Inc.

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $140 Billion in publicly traded companies including Fidelity National Information Services (NYSE: FIS), Fidelity National Financial (NYSE: FNF), and Black Knight, Inc. (NYSE: BKI). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), which recently completed a successful business transformation and IPO. Cannae holds approximately 76 Million shares of Dun & Bradstreet or an ~17.7% interest. Cannae’s second principal holding is Ceridian (NYSE: CDAY), which Foley transformed from a legacy payroll bureau into a leading cloud-based provider of human capital management software. Cannae owns 12 Million shares of Ceridian representing an approximately 8.0% interest. Cannae also holds approximately 54 Million shares, or approximately 7.5% of Paysafe (NYSE: PSFE), as well as 8.1 Million Paysafe warrants.

About Trebia Acquisition Corp.

Trebia Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses entities. The company was founded by William P. Foley, II and Frank R. Martire, Jr. on February 11, 2020 and is headquartered in New York, NY.

For more information, please visit: https://trebiaacqcorp.com.

About System1

System1 combines best-in-class technology & data science to operate the world’s most advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical, and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development & growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners.

For more information, visit www.system1.com

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding our expectations with respect to the combination of Trebia and System1 and our expectations with respect to the future performance and anticipated financial impacts of the proposed business combination, the satisfaction or waiver of the closing conditions to the proposed business combination, and the timing of the proposed business combination. Forward-looking statements are not historical facts, involve a number of risks and uncertainties and are based on management's beliefs and assumptions based on information currently available. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contacts

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Source: Cannae Holdings, Inc.